Exhibit 16.1

Deloitte

Deloitte & Touche LLP

111 S. Wacker Drive

Chicago, IL 60606

USA

March 18, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Lands’ End, Inc.’s Form 8-K dated March 14, 2022, and have the following comments:

1.	We agree with the statements made in Item 4.01(a).
2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP